Exhibit 99.1

Investor Relations

Kurt Svendsen

Managing Director, Corporate Communications and Investor Relations

(952) 887-8630, kurt.svendsen@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Second Quarter Results

•                  Sales increase to record $704 million for the quarter

•                  Quarterly net earnings per share up 17 percent to a record $1.32

•                  Late spring impacts momentum in quarter

•                  Company tempers sales growth expectations and maintains earnings outlook

BLOOMINGTON, Minn. (May 23, 2013) — The Toro Company (NYSE: TTC) today reported net earnings of $78.4 million, or $1.32 per share, on a net sales increase of 1.9 percent to $704.5 million for its fiscal second quarter ended May 3, 2013.  In the comparable fiscal 2012 period, the company delivered net earnings of $68.8 million, or $1.13 per share, on net sales of $691.5 million.

For the first six months, Toro reported net earnings of $109.8 million, or $1.85 per share, on a net sales increase of 3 percent to $1,149.1 million.  In the comparable fiscal 2012 period, the company posted net earnings of $88.7 million, or $1.46 per share, on net sales of $1,115.3 million.

“We achieved record sales and earnings in the quarter, despite this year’s challenging weather pattern compared to a year ago,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “In 2012, we enjoyed ideal spring conditions with a warm, early start to the season, while this year much of North America and Europe have dealt with unusually cold weather.  These conditions delayed sales, especially of our residential products which are more immediately impacted by weather.  Improved market conditions for some of our professional customers, combined with new products and solid execution, fueled shipment growth that offset the delay of our residential shipments.  Through the first six months, our golf and micro irrigation businesses have been strong, and our professional sales in Europe and Asia are ahead of last year.  While our earnings benefited from mix and timing, I’m pleased to see our productivity efforts yielding results on the path to our Destination 2014 operating earnings goal.”

“Even with a marginal winter season and late start to spring, we remain cautiously optimistic about the remainder of the year,” said Hoffman.  “Retail activity in our residential business started to pick up in late April, and the momentum is continuing in May.  Looking forward, we face favorable comparisons to last year, when much of the United States struggled with drought conditions during the summer months.  Since we are not likely to make up all of the impact from the late start to spring, including a resulting increase in field inventory, we are tempering our revenue growth expectations for the year.  Despite lower sales growth, we are maintaining our earnings outlook on the strength of productivity gains and favorable commodity trends, somewhat offset by anticipated pressures from mix and manufacturing utilization in the second half of the year.”

The company now expects revenue growth for fiscal 2013 to be about 3 to 4 percent, and continues to expect net earnings to be about $2.40 to 2.45 per share, or an increase of about 12 to 15 percent over fiscal 2012.

-more-

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the second quarter totaled $496.4 million, up 8.9 percent from the prior year period.  Shipments of landscape contractor equipment increased on channel demand in anticipation of the upcoming season.  Rental and construction equipment sales were up on strong rental customer demand and incremental sales from the Stone acquisition.  Worldwide sales of golf equipment and irrigation increased on improved budgets that enabled customers to replace aging fleets and systems with new innovative products.  Global micro irrigation sales increased on continued demand for more efficient irrigation solutions for agriculture.  For the first six months, professional segment net sales were $825.6 million, up 11.6 percent from the comparable fiscal 2012 period.

•                  Professional segment earnings for the second quarter totaled $112.3 million, up 13.8 percent from the prior year period.  For the first six months, professional segment earnings were $173.0 million, up 22.9 percent from the comparable fiscal 2012 period.

Residential

•                  Residential segment net sales for the second quarter totaled $201.4 million, down 13.2 percent from the prior year period.  Unfavorable weather delayed the start of the spring goods selling season, negatively impacting the sales of walk power mowers and riding products.  For the first six months, residential segment net sales were $322.3 million, down 12.8 percent from the comparable fiscal 2012 period.  The year-to-date sales results were largely attributable to the unusually mild winter and the late start to spring.

•                  Residential segment earnings for the second quarter totaled $24.7 million, down 13.5 percent from the prior year period.  For the first six months, residential segment earnings were $36.8 million, down 10.4 percent from the comparable fiscal 2012 period.

OPERATING RESULTS

Gross margin for the second quarter improved 180 basis points to 35.8 percent due to segment mix, coupled with productivity gains and selective price increases.  For the first six months, gross margin was up 210 basis points to 36.4 percent.

Selling, general and administrative (SG&A) expense as a percent of sales increased 50 basis points for the second quarter to 19.1 percent.  For the first six months, SG&A expense increased 40 basis points as a percent of sales to 22.1 percent.  For both periods, the increase in SG&A as a percent of sales was a result of higher warehousing expense, incremental costs from acquisitions, increased engineering spending, and higher health insurance costs.

Operating earnings as a percent of sales increased 130 basis points to 16.7 percent for the second quarter, and was up 170 basis points to 14.3 percent for the year to date.

The effective tax rate for the second quarter was 32.6 percent compared with 34.1 percent in the same period last year.  For the year to date comparison, the tax rate decreased to 31.3 percent from 34 percent.  The decrease in both periods was primarily the result of the reenactment of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the second quarter totaled $307.8 million, up 12.8 percent from the prior year period.  Net inventories were $310 million, up 23.6 percent from last year’s second quarter.  Trade payables were $203.7 million, up 3.7 percent compared with last year.

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About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative turf, landscape, rental and construction equipment, and irrigation and outdoor lighting solutions.  With sales of more than $1.9 billion in fiscal 2012, Toro’s global presence extends to more than 90 countries through strong relationships built on integrity and trust, constant innovation, and a commitment to helping customers enrich the beauty, productivity and sustainability of the land.  Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.  More information is available at www.thetorocompany.com.

LIVE CONFERENCE CALL

May 23, 10:00 a.m. CDT

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on May 23, 2012.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising or persistent unemployment and weakened consumer confidence; the threat of terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics, resins and other commodities and components; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our multi-year employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations and markets, including political, economic and/or social instability in the countries in which we manufacture or sell our products resulting in contraction or disruption of such markets; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, and Tier 4 emissions requirements; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  and the occurrence of litigation or claims.  In addition, factors that could affect completion of the proposed acquisition of a micro-irrigation business in China including whether and when the required regulatory approvals will be obtained, and whether and when the other closing conditions will be satisfied.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	May 3, 2013	May 4, 2012	May 3, 2013	May 4, 2012
Net sales	$704,486	$691,485	$1,149,147	$1,115,320
Gross profit	252,301	235,422	418,118	382,073
Gross profit percent	35.8%	34.0%	36.4%	34.3%
Selling, general, and administrative expense	134,830	128,922	254,443	241,552
Operating earnings	117,471	106,500	163,675	140,521
Interest expense	(4,149)	(4,165)	(8,398)	(8,593)
Other income, net	2,995	2,057	4,438	2,550
Earnings before income taxes	116,317	104,392	159,715	134,478
Provision for income taxes	37,915	35,574	49,917	45,737
Net earnings	$78,402	$68,818	$109,798	$88,741

Basic net earnings per share	$1.35	$1.15	$1.88	$1.48

Diluted net earnings per share	$1.32	$1.13	$1.85	$1.46

Weighted average number of shares of common stock outstanding — Basic	58,132	59,878	58,308	59,933

Weighted average number of shares of common stock outstanding — Diluted	59,257	60,960	59,444	60,961

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective June 29, 2012.

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment Net Sales	May 3, 2013	May 4, 2012	May 3, 2013	May 4, 2012
Professional	$496,436	$455,945	$825,580	$739,779
Residential	201,390	231,897	322,337	369,505
Other	6,660	3,643	1,230	6,036
Total *	$704,486	$691,485	$1,149,147	$1,115,320

* Includes international sales of	$212,005	$197,386	$353,596	$346,848

	Three Months Ended		Six Months Ended
Segment Earnings (Loss) Before Income Taxes	May 3, 2013	May 4, 2012	May 3, 2013	May 4, 2012
Professional	$112,275	$98,701	$173,013	$140,792
Residential	24,679	28,518	36,833	41,126
Other	(20,637)	(22,827)	(50,131)	(47,440)
Total	$116,317	$104,392	$159,715	$134,478

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	May 3, 2013	May 4, 2012
ASSETS
Cash and cash equivalents	$80,341	$82,572
Receivables, net	307,770	272,819
Inventories, net	309,998	250,804
Prepaid expenses and other current assets	30,434	23,281
Deferred income taxes	62,768	62,209
Total current assets	791,311	691,685

Property, plant, and equipment, net	177,060	184,620
Goodwill and other assets, net	146,583	153,049
Total assets	$1,114,954	$1,029,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$250	$1,858
Short-term debt	—	7
Accounts payable	203,710	196,382
Accrued liabilities	294,648	278,491
Total current liabilities	498,608	476,738

Long-term debt, less current portion	223,513	223,701
Deferred revenue	10,605	9,347
Deferred income taxes	2,898	1,380
Other long-term liabilities	6,287	7,614
Stockholders’ equity	373,043	310,574
Total liabilities and stockholders’ equity	$1,114,954	$1,029,354

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended
	May 3, 2013	May 4, 2012
Cash flows from operating activities:
Net earnings	$109,798	$88,741
Adjustments to reconcile net earnings to net cash provided by operating activities:
Noncash income from finance affiliate	(3,532)	(2,802)
Provision for depreciation and amortization	26,890	25,664
Stock-based compensation expense	5,336	5,031
Decrease (increase) in deferred income taxes	281	(396)
Other	81	(121)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(160,534)	(126,215)
Inventories, net	(59,082)	(21,270)
Prepaid expenses and other assets	(3,486)	(5,066)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	120,896	125,929
Net cash provided by operating activities	36,648	89,495

Cash flows from investing activities:
Purchases of property, plant, and equipment	(19,508)	(21,905)
Proceeds from asset disposals	73	96
Contributions to finance affiliate, net	(4,669)	(3,559)
Acquisitions, net of cash acquired	—	(9,663)
Net cash used in investing activities	(24,104)	(35,031)

Cash flows from financing activities:
Repayments of short-term debt	(415)	(922)
Repayments of long-term debt	(1,548)	(1,670)
Excess tax benefits from stock-based awards	4,577	6,879
Proceeds from exercise of stock options	6,573	13,268
Purchases of Toro common stock	(50,499)	(56,067)
Dividends paid on Toro common stock	(16,364)	(13,228)
Net cash used in financing activities	(57,676)	(51,740)

Effect of exchange rates on cash and cash equivalents	(383)	(1,038)

Net (decrease) increase in cash and cash equivalents	(45,515)	1,686
Cash and cash equivalents as of the beginning of the period	125,856	80,886

Cash and cash equivalents as of the end of the period	$80,341	$82,572

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